UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GENER8 MARITIME, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gener8 Maritime, Inc.

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

April 6, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Gener8 Maritime, Inc., which will be held at 11:00 a.m. on Tuesday, May 16, 2017, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. Your Board of Directors looks forward to greeting those shareholders who are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

At the Annual Meeting, you will be asked to: (i) elect two Class II Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2017.  Your Board of Directors recommends that you vote your shares “FOR” proposals (i) and (ii).  These proposals are more fully described in the accompanying proxy statement.

Whether or not you plan to attend the meeting, please vote your shares as promptly as possible via the Internet or by telephone by following the instructions on your Notice Regarding the Internet Availability of Proxy Materials, or, if you received your proxy materials by mail, by following the instructions included on your proxy card or voting instruction form.  Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

Peter C. Georgiopoulos
Chairman, Chief Executive Officer

Gener8 Maritime, Inc.

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Gener8 Maritime, Inc., a Marshall Islands corporation (“Gener8 Maritime” or the “Company”), will be held on Tuesday, May 16, 2017 at 11:00 a.m. (Eastern Daylight Time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 for the following purposes:

1.              To elect two Class II Directors to the Board of Directors;

2.              To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2017; and

3.              To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 20, 2017 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting.  If you do not expect to be present at the Annual Meeting, you are requested to promptly vote your shares via the Internet or by telephone by following the instructions on your Notice Regarding the Internet Availability of Proxy Materials, or, if you received your proxy materials by mail, by following the instructions included on your proxy card or voting instruction form, to make sure that your shares are represented at the Annual Meeting. Instructions for voting are included in the accompanying proxy statement.  In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the proxy statement.

By Order of the Board of Directors

Leonard J. Vrondissis
Chief Financial Officer,
Executive Vice President, and
Secretary
New York, New York
April 6, 2017

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. On or about April 6, 2017, we intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record on the Record Date. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our Annual Report to Shareholders (which we will post online on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice.

Gener8 Maritime, Inc.

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2017

INTRODUCTION

This proxy statement is furnished to shareholders of Gener8 Maritime, Inc. (“Gener8 Maritime” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors (the “Board”) of Gener8 Maritime for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, on Tuesday, May 16, 2017, at 11:00 a.m., and at any adjournment or postponement thereof.

The Notice Regarding the Availability of Proxy Materials is being mailed, and this proxy statement and the form of proxy are being made available, to shareholders on or about April 6, 2017.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders.  Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 20, 2017, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of the Record Date, Gener8 Maritime had issued and outstanding 82,960,194 shares of common stock.  The common stock comprises all of Gener8 Maritime’s issued and outstanding voting stock.

Voting of Proxies and Revocability

If you are a shareholder of record, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote (1) in person at the Annual Meeting, (2) via the Internet by following the instructions included on the Notice Regarding the Availability of Proxy Materials, (3) by telephone by following the instructions included on the Notice Regarding the Availability of Proxy Materials, or (4) if you requested paper copies of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the envelope provided.  All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

Any shareholder of record that properly signs, dates and returns a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy.  A proxy may be revoked by any of the following methods:

•                  by writing a letter delivered to Leonard J. Vrondissis, Secretary of Gener8 Maritime, stating that the proxy is revoked;

•                  by submitting a later proxy that we receive no later than the conclusion of voting at the Annual Meeting;

•                  by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy); or

•                  voting again via the Internet or by telephone (only the last vote cast by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting.

Please note, however, that if you hold your shares through an account with a broker, bank or other nominee as a beneficial owner and wish to vote at the Annual Meeting, you must bring to the Annual Meeting (i) a written legal proxy from the broker, bank or other nominee through which you hold your shares, and (ii) proof of ownership (such as a brokerage statement or letter from the broker, bank or other nominee holding your shares) of Gener8 Maritime’s common stock as of the record date, March 20, 2017.  If you hold your shares through an account with a broker, bank or other nominee as a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

If you are a shareholder of record and you properly sign, date and return a proxy or otherwise vote, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee and “FOR” the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a broker, bank or other nominee, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the Annual Meeting.

The proposal to elect two Class II Directors is a non-routine matter for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.  As a result, if you hold your shares through an account with a broker, bank or other nominee, for your vote to be counted on the election of the Class II Directors, you must communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

Voting at the Annual Meeting

Each common share outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors.  Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  A quorum is required for our shareholders to conduct business at the Annual Meeting.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The voting requirements and a description of the effect of abstentions and broker “non-votes” for each of the proposals are as follows:

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.	Election of Directors	Plurality of votes cast	No effect	No effect
2.	Appointment of Independent Auditors	Affirmative vote of a majority of votes cast	No effect	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gener8maritime.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy, the coordination of Internet and telephone voting processes and the Annual Meeting.  We have retained D.F. King & Co., Inc. to assist with the solicitation at a fee of $10,000 plus reasonable out-of-pocket expenses.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners.  Directors, officers and regular employees may also solicit proxies.  They will not receive any additional pay for the solicitation.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).  As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act. In addition, as an emerging growth company, we are not required to conduct “say-on-pay” votes seeking shareholder approval on an advisory basis of (1) the compensation of our named executives or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more (as adjusted every five years for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering on June 30, 2015 (the “IPO”); (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will qualify as a large accelerated filer as of the first day of the first fiscal year after (1) we have at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates, as measured as of the last business day of the second quarter of the fiscal year, (2) we have been subject to the requirements of Sections 13(a) or 15(d) of the Exchange Act for a period of at least 12 calendar months, and (3) we are not eligible to use the requirements for smaller reporting companies in our annual and quarterly reports.

Householding

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials, including our proxy statement and our annual report, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of our proxy statement, our annual report or other proxy materials free of charge, or if you wish to receive separate copies of future proxy statements, annual reports or proxy materials, please mail your request to Gener8 Maritime, Inc., 299 Park Avenue, Second Floor, New York, New York 10171, attention: Investor Relations, or call us at (212) 763-5633.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 16, 2017:

Our Proxy Statement and Annual Report to Shareholders are

available at http://www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Gener8 Maritime’s amended and restated Articles of Incorporation, the Board is classified into three classes. All directors serving in Class II have terms expiring at the 2017 Annual Meeting.  The Board has nominated the Class II directors currently serving on the Board, Roger Schmitz and Steven D. Smith, for re-election to serve as Class II directors of the Company for a three-year term until the 2020 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates at the 2017 Annual Meeting, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

In connection with the consummation of the merger of General Maritime Corporation (our former name), Gener8 Maritime Acquisition, Inc. (one of our wholly-owned subsidiaries), and Navig8 Crude Tankers, Inc. (“Navig8 Crude”) on May 7, 2015, we entered into a shareholders agreement with certain of our shareholders, including Aurora Resurgence Capital Partners II LLC, Aurora Resurgence Advisors II LLC and/or one or more of their investment entities or affiliates (“Aurora”), Avenue Capital Group and/or one or more of its funds or managed accounts (“Avenue”), BlackRock, Inc. and/or one or more of its investment entities (“BlackRock”), BlueMountain Capital Management, LLC and/or one or more of its investment entities (“BlueMountain”), Monarch Alternative Capital LP and/or one or more of its affiliates (“Monarch”), and Oaktree Capital Management L.P. and/or one or more of its investment entities and the funds managed by it (“Oaktree”).  We refer to this merger as the “2015 merger” and this shareholders agreement as the “2015 shareholders agreement.”

As of the date of this proxy statement, all of the members of our Board of Directors were originally elected pursuant to the terms of the 2015 shareholders agreement. The 2015 shareholders agreement terminated upon the consummation of our initial public offering. See “Certain Relationships And Related Transactions” for more information regarding the relationship between Aurora, Avenue, BlackRock, BlueMountain, Monarch, Oaktree and us.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy.  Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. SCHMITZ AND SMITH AS CLASS II DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for re-election as Class II Directors:

Name	Age	Class	Position
Roger Schmitz	34	II	Director
Steven D. Smith	57	II	Director

Roger Schmitz—Roger Schmitz has served as one of our directors since the consummation of the 2015 merger in May 2015 and previously served as a director of Navig8 Crude Tankers, Inc. until the consummation of the 2015 merger. Mr. Schmitz is a Partner at Smith Cove Capital Management LP, where he focuses on investment opportunities across credit and equity markets. From 2006 to 2016, Mr. Schmitz worked for Monarch Alternative Capital LP, where he was most recently a Managing Principal responsible for evaluating investment opportunities in a wide variety of corporate and sovereign situations, both domestically and internationally, including the shipping industry. Prior to joining Monarch, Mr. Schmitz was an analyst in the Financial Sponsors Group at Credit Suisse, where he focused on leverage finance. He received an A.B., cum laude, in Economics from Bowdoin College. Mr. Schmitz currently serves as a director of Star Bulk Carriers Corp. and served as a director of Navig8 prior to the consummation of the 2015 merger in May 2015. As a result of these and other professional experiences, we believe Mr. Schmitz possesses knowledge and experience regarding banking, general business and finance that strengthen the Board’s collective qualifications, skills and experience.

Steven D. Smith—Steven D. Smith has served as one of our directors since January 2014. Mr. Smith is the Managing Partner of Aurora Resurgence (“Resurgence”). Prior to joining Resurgence, Mr. Smith held a variety of leadership positions at UBS Investment Bank, including Global Head of Restructuring, Global Head of Leverage Finance and Americas Head of Financial Sponsors. He also served on the Americas Executive Committee and Global Management Committee. Before joining UBS in 2001, Mr. Smith was a Managing Director at Credit Suisse and DLJ, where he was a member of the restructuring and leveraged finance groups. Mr. Smith began his career in leveraged finance and restructuring as an associate at Latham & Watkins, LLP. Mr. Smith received a BA in English and American Literature from the University of California, San Diego and a JD/MBA from UCLA. He served as a judicial clerk on the Ninth Circuit Court of Appeals following his graduation from UCLA. He is currently a member of the American Bankruptcy Institute and the Turnaround Management Association. As a result of these and other professional experiences, we believe Mr. Smith possesses knowledge and experience regarding banking, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Continuing Director Information

The following table sets forth information regarding our directors whose terms continue after the 2017 Annual Meeting.  The terms for directors in Class III expire at the 2018 Annual Meeting, and the terms for directors in Class I expire at the 2019 Annual Meeting.

Name	Age	Class	Position
Peter C. Georgiopoulos	55	III	Chairman, Chief Executive Officer and Director
Nicolas Busch	41	III	Director
Adam Pierce	37	III	Director
Ethan Auerbach	36	I	Director
Dan Ilany	46	I	Director

Class III Directors — Terms Expiring at the 2018 Annual Meeting

Peter C. Georgiopoulos—Peter C. Georgiopoulos has served as our Chairman and Chief Executive Officer since May 2015 and as our Chairman from December 2008 to May 2015.  Prior to that, he served as Chairman and CEO of General Maritime Corporation, now a subsidiary of the Company, and its predecessors from its inception in 1997. From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management LLC (“MEM”), a ship-owning and investment company which he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for ship owners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. Mr. Georgiopoulos is Chairman and a director of Aegean Marine Petroleum Network, Inc. (“Aegean Marine”), which is listed on the NYSE. From 2004 to 2016, Mr. Georgiopoulos was Chairman and a director of Genco Shipping & Trading Limited (“Genco”), which is listed on the NYSE.  He also holds an MBA from Dartmouth College. As a result of these and other professional experiences, we believe Mr. Georgiopoulos possesses knowledge and experience regarding our history and operations, the shipping industry, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Nicolas Busch—Nicolas Busch has served as one of our directors since the consummation of the 2015 merger on May 7, 2015. Mr. Busch began his career at Glencore in 2000, where he headed the freight derivatives desk. In 2003, he left Glencore and co-founded FR8, a tanker freight trading company. Following the sale of his majority stake in FR8 in 2007, Mr. Busch co-founded Navig8 Group, where he is currently a director. Mr. Busch was a director of Navig8 Crude prior to the consummation of the 2015 merger on May 7, 2015 and is currently a director of Navig8 Chemical Tankers, Inc. and Navig8 Product Tankers, Inc. As a result of these and other professional experiences, we believe Mr. Busch possesses knowledge and experience regarding our history and operations, and the shipping and international oil industries that strengthen the Board’s collective qualifications, skills and experience.

Adam Pierce—Adam Pierce has served as one of our directors since May 17, 2012. Mr. Pierce is a Managing Director with Oaktree Capital Management, L.P. in Los Angeles where he leads the Global Principal Group’s Natural Resources investment efforts. Prior to joining Oaktree in 2003, Mr. Pierce served as a Financial Analyst in the Investment Bank at JP Morgan Chase & Co., gaining experience on a range of advisory and financing assignments. Prior thereto, he worked for Goldman, Sachs & Co. Mr. Pierce received a B.A. degree in Economics with a focus on Business Administration from Vanderbilt University. Mr. Pierce has served on the boards of numerous companies, including Crimson Exploration Inc. (now Contango Oil & Gas Co.), Maritime Equity Partners, and DNA Diagnostics.  He currently serves as a Director of Caerus Oil and Gas LLC and Floatel International Ltd. As a result of these and other professional experiences, we believe Mr. Pierce possesses knowledge and experience regarding banking, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Class I Directors — Terms Expiring at the 2019 Annual Meeting

Ethan Auerbach—Ethan Auerbach has served as one of our directors since February 2013. Mr. Auerbach is the Managing Partner of Seafield Capital Management LP, a private investment firm founded in 2017.  Mr. Auerbach is also a Retired Partner and former Portfolio Manager of BlueMountain Capital Management LLC. Prior to joining BlueMountain in 2008, Mr. Auerbach was an investment analyst at Marathon Asset Management. Before Marathon, Mr. Auerbach was in the New Products Group at Goldman Sachs where he focused on capital markets. Mr. Auerbach began his career at UBS where he worked on the mortgage derivatives trading desk. Mr. Auerbach graduated from Cornell University where he earned a Bachelor’s Degree in Computer Science and Economics. As a result of these and other professional experiences, we believe Mr. Auerbach possesses knowledge and experience regarding banking, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Dan Ilany—Dan Ilany has served as one of our directors since the 2015 merger and previously served as a director of Navig8 Crude prior to consummation of the 2015 merger. Mr. Ilany is a Senior Vice President at Avenue Capital Group, responsible for identifying, analyzing and modeling investment opportunities for Avenue’s U.S. strategy, with a focus on auto and auto suppliers, the industrial industry, defense, shipping, trucking and consumer products investments. Prior to joining Avenue in 2008, Mr. Ilany was a Senior Managing Director at Bear, Stearns & Co. While at Bear Stearns, he was a fixed income research analyst with responsibility for the automotive industry in the high yield group, and the manufacturing, aerospace/defense, and technology industries in the high grade group. He was a director of Navig8 Crude prior to the consummation of the 2015 merger on May 7, 2015 and since July 2014 has served as a director of Navig8 Product Tankers Inc. Mr. Ilany received a B.A. in Economics and Political Science from McGill University and an M.B.A. in Finance from the NYU Stern School of Business. As a result of these and other professional experiences, we believe Mr. Ilany possesses knowledge and experience regarding the shipping industry, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Corporate Governance

Governance Guidelines.  All of the Company’s corporate governance materials, including the Corporate Governance Guidelines adopted by the Board, which includes the criteria used in determining director independence and qualifications for directors, and current copies of its Board committee charters, are published on the Corporate Governance page of the Investors section of the Company’s website at www.gener8maritime.com.  These materials are also available in print to any shareholder upon request.  The Board regularly reviews corporate governance developments and modifies its Governance

Guidelines and committee charters as warranted.  Any modifications are reflected on the Company’s website.

Director Independence.  It is the Board’s objective that a majority of the Board consist of independent directors.  For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The Board follows the criteria set forth in Section 303A of the NYSE Listed Company Manual to determine director independence.  The Company’s independence criteria are set forth in Section II of its Corporate Governance Guidelines.  In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

In accordance with the SEC rules and NYSE listing rules, each of our Audit, Compensation and Nominating and Corporate Governance committees is currently comprised solely of independent directors.   Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The four independent directors of the Company are Ethan Auerbach, Dan Ilany, Roger Schmitz and Steven D. Smith.

Code of Ethics.  All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies set forth in the Company’s Code of Ethics.  Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver.  Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.gener8maritime.com and is available in print to any shareholder upon request.  The Company intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.

Communicating Concerns to Directors.  Shareholders and other interested parties desiring to communicate directly with the Board, with the non-management directors individually or as a group, or with any individual director may do so in writing addressed to the intended recipient(s), c/o Leonard J. Vrondissis, Secretary, Gener8 Maritime, Inc., 299 Park Avenue, 2nd Floor, New York, New York 10171.  Once the communication is received by the Secretary, the Secretary reviews the communication.  Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the Board or our directors.  Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2016, there were 10 meetings of the Board.  A quorum of directors was present, either in person or telephonically, for all such meetings.  Actions were also taken during the year by the unanimous written consent of the directors.  During 2016, all directors attended at least 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served. The Company encourages but does not require its directors to attend each annual meeting of shareholders. Five of the directors attended the 2016 Annual Meeting of Shareholders on May 18, 2016.

Since its formation on June 24, 2015 in connection with our 2015 initial public offering, the Company’s Audit Committee has been comprised of Dan Ilany, Roger Schmitz and Steven D. Smith, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate.  Mr. Smith is a financial expert as defined under Item 407(d)(5)(ii) of Regulation S-K.  Please refer to Mr. Smith’s biographical information under the heading “Nominee Information” for his relevant experience.   Through its written charter, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the quality and integrity of the Company’s financial statements and its accounting, auditing and financial reporting practices, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s independent auditors and the Company’s internal audit function.  The Audit Committee held six meetings during fiscal year 2016.

In accordance with SEC and NYSE transition rules following our 2015 initial public offering, from June 2015 until June 2016, the Company’s Compensation Committee was comprised of Ethan Auerbach, Dan Ilany, and Adam Pierce.  In June 2016, Adam Pierce resigned from his position on the Compensation Committee, and Steven D. Smith was appointed to the Compensation Committee. Since June 2016, the Compensation Committee has been comprised of Steven D. Smith, Ethan Auerbach and Dan Ilany. Through its written charter, the Compensation Committee has been delegated the responsibility of reviewing and approving corporate goals relevant to executive compensation, making recommendations to the Board with respect to compensation practices, and overseeing the Company’s compliance with NYSE rules regarding shareholder approval of equity incentive plans.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and reviews, approves, or recommends executive officer bonuses and director and executive officer equity grants and other compensation.  The Compensation Committee held six meetings during fiscal year 2016.

In accordance with SEC and NYSE transition rules following our 2015 initial public offering, from June 2015 until June 2016, the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”) was comprised of Peter C. Georgiopoulos, Roger Schmitz and Steven D. Smith. In June  2016, Peter C. Georgiopoulos resigned from his position on the Nominating Committee.  Since June 2016, the Nominating Committee has been comprised of Roger Schmitz and Steven D. Smith. Through its written charter, the Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s Corporate Governance Guidelines.  The Nominating Committee is tasked with leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for shareholder approval at an annual meeting.  The Nominating Committee has the sole authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Nominating Committee may deem appropriate in its sole discretion.  The Nominating Committee seeks individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.  The Nominating Committee will consider shareholder recommendations of director candidates on the same basis, which should be sent to the attention of the Secretary at the Company’s headquarters.  The Nominating Committee held two meetings during fiscal year 2016.

The Nominating Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Nominating Committee does not have a diversity policy; however, in the event of a vacancy, the Nominating Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its mission.

Executive Sessions

To assure free and open discussion and communication among the non-management and/or independent directors, the non-management and/or independent directors will seek to meet at least annually and may meet as the non-management and/or independent directors deem appropriate. The presiding director at any executive session with the non-management or independent directors will be selected by a majority of the non-management or independent directors (as applicable) present at the meeting.

Board Leadership Structure

As noted above, our Board is currently comprised of four independent and three non-independent directors.  We recognize that different Board leadership structures may be appropriate for the Company during different periods of time and under different circumstances.  We believe that our current Board leadership structure is suitable for us because it allows us to consider a broad range of opinions in the course of our Board deliberations, including those with knowledge of the Company’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of the Company and its shareholders at the time of such determination.

Our Board currently does not separate the role of Chairman of the Board from the role of Chief Executive Officer. Our Board believes that this gives us the benefits of the experience and knowledge of our Chief Executive Officer, who has been closely involved with the Company since its founding. Given his unique knowledge, experience and relationship with both the Board and management, we believe his service as Chairman and Chief Executive Officer provides significant value to the Company and its shareholders, and that it is beneficial for our Chairman to lead both our management team and our Board members as they provide oversight to our management team.

Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of the Company’s strategic planning process. The subject of risk management is discussed from time to time at Board meetings with our Chief Executive Officer and our Chief Financial Officer.  Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting.  Our Nominating Committee oversees risk associated with our Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements.

MANAGEMENT

Executive Officers and Other Key Personnel

The following table sets forth certain information with respect to the Company’s executive officers (other than Peter C. Georgiopoulos, for whom information is set forth above under the heading “Continuing Director Information”).

Executive Officers

Name	Age	Title
John P. Tavlarios	55	Chief Operating Officer and Executive Vice President
Leonard J. Vrondissis	39	Chief Financial Officer, Executive Vice President and Secretary
Milton H. Gonzales, Jr.	63	Manager and Technical Director of Gener8 Maritime Management LLC
Sean Bradley	40	Manager and Commercial Director of Gener8 Maritime Management LLC

John P. Tavlarios—John P. Tavlarios has served as our Chief Operating Officer since the closing of the 2015 merger on May 7, 2015. He previously served as one of our directors and as our President from December 2008 until May 7, 2015, and as Chief Executive officer from July 2011 until May 7, 2015. He previously served as a director of General Maritime Corporation from May 2001 until December 2008. He served as the President and Chief Operating Officer of General Maritime Corporation from May 2001 until December 2002. Following our internal reorganization, which took effect in December 2002, through December 2008, he served as the Chief Executive Officer of our tanker operating subsidiary, Gener8 Maritime Management LLC (“GMM”).  From its inception in 1997 to January 2000, Mr. Tavlarios served as Executive Vice President of General Maritime Corporation. From 1995 to 1997, he was affiliated with MEM, a ship-owning and investment company, where he served as Director of Marine Operations. From 1992 to 1995, Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, he was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family’s shipping business, assisting in marine operations. Mr. Tavlarios is a member of the American Bureau of Shipping, the DNV GL North American Committee, the Skuld board of directors and the Board of Trustees of the Seaman’s Church Institute. Mr. Tavlarios is also a director of Aegean Marine.

Leonard J. Vrondissis—Leonard J. Vrondissis has served as our Chief Financial Officer since February 2013, as our Executive Vice President since May 2012 and as our Secretary since December 2015. Mr. Vrondissis served as our Secretary and Treasurer from May 2012 to February 2013. Prior to that, Mr. Vrondissis served as our Vice President—Finance from January 2007 to May 2012. Mr. Vrondissis joined our Finance Department in 2001. Mr. Vrondissis is also Treasurer of MEM, an entity controlled by Peter C. Georgiopoulos.

Milton H. Gonzales, Jr.—Milton H. Gonzales, Jr. has served as Manager and Technical Director of GMM since February 2009 and as Maritime Compliance Officer of GMM since April 2009.  Prior to that, he served as Senior Vice President—Technical Operations of GMM from August 2005 through February 2009, and as Vice President—Technical Operations from 2004 to 2005. From 2000 to 2004, Mr. Gonzales was Vice President—Marine and Technical Operations of Cunard Line Limited Cruise Company. Prior to that, Mr. Gonzales worked at Sea-Land Service for 14 years. Mr. Gonzales is a member of the American Bureau of Shipping, Lloyd’s Register North American Advisory Committee and the Marshall Islands’ Registry Quality Council.

Sean Bradley—Sean Bradley has served as Manager and Commercial Director of GMM since May 2012. Prior to that, he served as the Head of Business Development of GMM from February 2009 through May 2012. From January 2008 to October 2008, Mr. Bradley was Director, Chartering & Freight Trading, Europe, of Teekay Shipping based in London. Prior to that, Mr. Bradley served as the Global Chartering Manager at Eiger Shipping SA, Geneva, a subsidiary of Lukoil International Trading and Supply Company. Mr. Bradley originally joined Lukoil International Trading and Supply Company as a member of its product trading team at Lukoil Pan-Americas LLC in 2003.

Messrs. Georgiopoulos, Tavlarios and Gonzales have each served as executive officers of the Company prior to and during the Company’s Chapter 11 cases in 2011 and 2012.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended (the “Securities Act”), which require compensation disclosure for our principal executive officer and our next two most highly compensated executive officers other than our principal executive officer (collectively, the “named executive officers”).

Our named executives for fiscal year 2016 were as follows:

Peter C. Georgiopoulos	Chairman, Chief Executive Officer and Director
John P. Tavlarios	Chief Operating Officer and Executive Vice President
Leonard J. Vrondissis	Chief Financial Officer, Executive Vice President and Secretary

Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules.

Compensation Committee Processes and Procedures

Role of Compensation Committee.  Our executive compensation program is overseen by the Compensation Committee.  From June 2015 until June 2016, the Compensation Committee was comprised of three non-employee directors:  Ethan Auerbach, Dan Ilany and Adam Pierce. Since June 2016, the Compensation Committee has been comprised of three non-employee directors: Steven D. Smith, Ethan Auerbach and Dan Ilany. Through its written charter, the Compensation Committee has been delegated the responsibility of reviewing and approving corporate goals relevant to executive compensation, making recommendations to the Board with respect to compensation practices, and overseeing the Company’s compliance with NYSE rules regarding shareholder approval of equity incentive plans.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and reviews, approves, or recommends executive officer bonuses and director and executive officer equity grants and other compensation.

Each year, the Compensation Committee conducts an evaluation of each named executive to determine if changes in the officer’s compensation are appropriate taking into account the named executive’s performance and contributions to the performance of the Company.  In evaluating compensation for our named executives, the Compensation Committee reviews tally sheets and other summaries that include the following information:

•      Salary and cash bonus compensation for prior years;

•      Equity-based compensation awards for prior years;

•      Vested and unvested equity-based compensation held; and

•      The value of benefits and perquisites.

Role of Compensation Consultant.  The Compensation Committee has selected and directly retained Radford, an Aon Hewitt Company, which we refer to as “Radford,” as its independent compensation consultant, for assistance in matters including: evaluating compensation and performance data for peer companies; advising the Compensation Committee on current trends in compensation and related governance matters, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Compensation Committee.  The Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Company’s named executives.

Role of Chairman and Management.  The Compensation Committee consults with our Chairman regarding compensation matters generally and with our senior executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly.  At the end of our fiscal year, our Chairman reviews with the Compensation Committee the Company’s performance and accomplishments during the year.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Gener8 Maritime’s executive officers or members of Gener8 Maritime’s Board or Compensation Committee and any other company’s executive officers, board of directors or compensation committee.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	All Other Compensation ($) (i)	Total ($) (j)
Peter C. Georgiopoulos	2016	$750,000	$—	$—	$1,235,000	$21,186	$2,006,186
Chairman, Chief Executive Officer and Director	2015	$750,000	$562,500	$15,139,306	—	$17,534	$16,469,340
	2014	$—	$1,000,000	$—	—	$15,438	$1,015,438

Leonard J. Vrondissis	2016	$425,000	$475,000	$—	$61,750	$21,186	$982,936
Chief Financial Officer,	2015	$425,000	$525,000	$2,911,412	—	$33,434	$3,894,846
Executive Vice President and Secretary	2014	$300,000	$450,000	$—	—	$24,415	$774,415

John P. Tavlarios	2016	$550,000	$350,000	$—	—	$32,276	$932,276
Chief Operating Officer	2015	$550,000	$275,000	$1,863,302	—	$52,148	$2,740,450
and Executive Vice President	2014	$550,000	$350,000	$—	—	$48,486	$948,486

Column (e):  Stock Awards

The amounts in this column reflect the aggregate grant date fair value of restricted stock units awarded computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Column (f):  Option Awards

The amounts in this column reflect the aggregate grant date fair value of options awarded computed in accordance with FASB ASC Topic 718 using the following assumptions: stock price volatility of 49.48%; contractual option term of 7 years; expected option life of 3.5 years; dividend yield of 0%; and risk free interest rate of 2.26%. The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Restricted Stock Units

In 2015, in connection with the IPO, we granted members of management restricted stock units (“RSUs”) in respect of 1,663,660 shares of our common stock pursuant to our 2012 Equity Incentive Plan, as amended, including RSUs in respect of 1,081,379 shares of our common stock to Mr. Georgiopoulos, RSUs in respect of 207,958 shares of our common stock to Mr. Vrondissis and RSUs in respect of 133,093 shares of our common stock to Mr. Tavlarios.

The RSUs of each named executive vest ratably in 20% increments or tranches on June 24, 2015, June 30, 2015, December 1, 2016, December 1, 2017 and December 1, 2018, subject for each increment to the named executive remaining employed with us through the applicable vesting date for such increment, provided that, upon the consummation of an initial public offering, the second increment originally scheduled to vest in December 2015 vested immediately on June 30, 2015. The shares for the first two vesting increments were issued within three business days after December 3, 2015 and the shares for the remaining vesting increments are expected to be issued within a similar short period of time following the vesting date for each of such increments. The RSUs of the named executives provide that, upon any termination of a named executive’s employment by us without cause, by him for good reason, or as a result of the non-extension of his employment agreement by us, he will be entitled to 12 months of accelerated vesting (covering all increments scheduled to vest within 12 months of the date of such termination and a pro rata portion of the next increment). The RSUs of the named executives also vest in full in the event of any termination of a named executive’s employment due to death or disability or in the event of a change of control as defined in our 2012 Equity Incentive Plan, as amended. Except with respect to the foregoing accelerated vesting, any unvested RSUs of the named executives are expected to be forfeited upon the termination of a named executive’s employment.

Prior to the vesting of any RSUs, a named executive is entitled to receive payments from us of the equivalent of any dividends or other distributions declared and paid by us on our common stock with respect to the common stock for his vested and unvested RSUs at the same time and in the same form (cash or non-cash) that such dividends or distributions are paid to shareholders on our common stock; provided that distributions on unvested RSUs will be placed into escrow until such time as they become payable or are forfeited.

Under the terms of RSU grant agreements, each of Messrs. Georgiopoulos, Tavlarios and Vrondissis is subject to the confidentiality, noncompetition, nonsolicitation, noninterference and nondisparagement restrictions set forth in their respective employment agreement. The RSU grant agreements provide that in the event any of Messrs. Georgiopoulos, Tavlarios and Vrondissis materially violates any such restrictions and fails to cure such violation, the unvested portion of his outstanding RSUs will be forfeited.

The RSU grant agreements contain restrictions on transfers, pledges and attachment of the RSUs. Messrs. Georgiopoulos, Tavlarios and Vrondissis were also required to become a party to the 2015 shareholders agreement and Second Amended and Restated Registration Agreement, dated as of May 7, 2015, between us and certain of our shareholders, as a condition to settlement of the RSUs.

Option Awards

On January 5, 2017, Messrs. Georgiopoulos and Vrondissis each were granted awards of stock options (“Stock Options”) pursuant to our 2012 Equity Incentive Plan, as amended.  Mr. Georgiopoulos received Stock Options to purchase 500,000 shares of common stock. Mr. Vrondissis received Stock Options to purchase 25,000 shares of common stock. The Stock Options are exercisable at an exercise price of $4.69 per share of common stock, which is equal to the closing trading price of the Company’s common stock on the NYSE on January 5, 2017.

The Stock Options were fully vested upon grant and expire on January 5, 2024.  In the event a recipient’s employment is terminated in connection with certain events, the Stock Options expire on the following dates: (i) in the case of termination due to death or disability, one year after the date of termination of employment; (ii) in the case of termination by us without cause, including by our election not to extend a recipient’s employment agreement, or termination by the recipient for good reason as set forth in the recipient’s employment agreement, one year after the date of termination of employment; (iii) in the case of termination by the recipient without good reason, including by the recipient’s election not to extend his employment agreement, 90 days after the date of termination of employment; (iv) in the case of termination by us for cause, the date of such termination.

Executive Employment Agreements

We have employment agreements with our named executives which are described below.

Peter C. Georgiopoulos

On June 22, 2015, we entered into an employment agreement with Peter C. Georgiopoulos for a term of two years and provides for automatic renewal for additional one year terms, unless he or we terminate the agreement on at least 90 days’ notice prior to the expiration of the then-current term. Pursuant to the agreement, Mr. Georgiopoulos will serve as our Chairman of the Board and Chief Executive Officer and be entitled to a base salary of not less than $750,000 per annum. Mr. Georgiopoulos’ agreement provides for an annual discretionary cash bonus, based on a target of 150% of his base salary and upon the attainment of pre-established annual performance goals established by the Board or any committee thereof after consultation with him. Pursuant to the agreement, Mr. Georgiopoulos received a grant of RSUs in respect of 1,081,379 shares of our common stock pursuant to a separate grant agreement made under our 2012 Equity Incentive Plan, as amended.

The agreement requires Mr. Georgiopoulos to devote at least 50% of his business time to his duties with us, provided that he will not be prevented from continuing his involvement with certain other businesses with which he is currently involved, including Maritime Equity Management LLC, Aegean Marine and Chemical Transportation Group Ltd. Mr. Georgiopoulos is required to direct to us any business opportunities involving the international maritime transportation of crude oil or refined products derived from crude oil (excluding bunkering operations). The agreement provides that Mr. Georgiopoulos will have no fiduciary, contractual or other obligation to direct to us any business opportunity not involving the international maritime transportation of crude oil or refined products derived from crude oil (excluding bunkering operations).

The agreement provides that upon termination of Mr. Georgiopoulos’ employment (including termination by reason of non-renewal) by us without cause or by him for good reason, in each case as defined in the agreement, Mr. Georgiopoulos will be entitled to any unpaid salary and earned and unpaid bonus for the most recent performance period, plus certain accrued vacation and employee benefits, in each case through the date of termination, plus a payment (in 12 equal monthly installments following such termination) equal to the sum of two times base salary at the date of termination and two times target bonus for our last completed fiscal year. In these circumstances, Mr. Georgiopoulos is also expected to be entitled to continued participation in our group health plan for himself and his dependents for a period of 18 months.

The agreement provides that:

•                                          In the event of termination of Mr. Georgiopoulos’ employment due to his death, we will pay him or his estate any unpaid salary and earned and unpaid bonus for the most recent performance period, plus certain accrued vacation and employee benefits, in each case through the date of termination, plus a pro rata bonus for the year of termination.

•                                          In the event of termination of Mr. Georgiopoulos’ employment on account of disability, by him other than for good reason or as a result of his non-extension of the agreement, we will pay him any unpaid salary and earned and unpaid bonus for the most recent performance period, plus certain accrued vacation and employee benefits, in each case through the date of termination, along with any disability benefits for which he may qualify.

•                                          In the event Mr. Georgiopoulos’ employment is terminated by us for cause, we will pay him any unpaid salary through the date of termination, plus certain accrued vacation and employee benefits.

Under his agreement, Mr. Georgiopoulos has agreed to protect our confidential information and not to solicit our employees for other employment or our customers for 12 months after termination. He has also agreed not to engage in certain competitive activities involving the international maritime transportation of crude oil or refined products derived from crude oil (excluding bunkering operations) for 12 months after the termination of his employment with us. Certain amounts payable, and certain benefits and other rights of Mr. Georgiopoulos under the agreement are expected to be subject to his delivery and non-revocation of a general release in our favor. Mr. Georgiopoulos is also subject to certain confidentiality, noncompetition, nonsolicitation, noninterference, nondisparagment and certain other obligations under the agreement. The agreement provides that any severance being paid to Mr. Georgiopoulos pursuant to the agreement or otherwise will cease in the event of any material willful violation by him of such obligations.

Leonard J. Vrondissis and John P. Tavlarios

We entered into employment agreements with Messrs. Vrondissis and Tavlarios on May 17, 2012 and amendments to these agreements on June 22, 2015.  Each of these agreements, as amended, is for a term of eighteen months, with provisions for automatic renewals for additional terms of one year each, unless we or the named executive terminates the agreement upon at least ninety days’ prior notice. Under these agreements, as amended:

•                                          Mr. Vrondissis will serve as Chief Financial Officer and Mr. Tavlarios will serve as Chief Operating Officer;

•                                          Mr. Vrondissis is entitled to a base salary of not less than $425,000 and Mr. Tavlarios is entitled to a base salary of not less than $550,000 per annum; in addition, each of Messrs. Vrondissis and Tavlarios is entitled to annual discretionary cash bonuses based upon the attainment of pre-established annual performance goals established by the Board or any committee thereof after consultation with Messrs. Vrondissis and Tavlarios, respectively, with each of Messrs. Vrondissis and Tavlarios having a target bonus of 100% of his base salary; and

•                                          if any of the executives is terminated without cause or resigns for good reason, or we do not extend the term of his employment pursuant to the employment agreement other than for cause, then such executive will be entitled to specific payments and benefits, including the continuation of his base salary at the time of such termination or non-extension for a variable amount of time specific to the particular executive (18 months for Mr. Tavlarios, unless the termination of his employment is in connection with a change in control of the Company, in which case, 24 months and 12 months for Mr. Vrondissis). Each of Messrs. Vrondissis and Tavlarios is also entitled to specific payments and benefits in the event of other terminations of employment, consisting of salary, bonus and benefits that had accrued as of the date of termination, except that in the event of a termination for cause, the executive would not receive any accrued bonus.

Under these agreements, each of Messrs. Vrondissis and Tavlarios has agreed to protect our confidential information during the term of his employment and at all times thereafter, and not to solicit our employees for other employment during the term of such executive’s employment and for six months after termination.  Each executive has also agreed not to engage in certain defined competitive activities described in his agreements during the term of his employment and for a period of time after the termination of his employment with us (18 months for Mr. Tavlarios after the termination of his employment, provided that in the event he is entitled to enhanced severance due to termination in connection with a change in control, the number of months is 12, and six months for Mr. Vrondissis).  The provisions regarding competitive activities will only apply to Mr. Tavlarios for one year following a change of control.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Peter C. Georgiopoulos	432,552	$1,937,833
Leonard J. Vrondissis	83,183	$372,660
John P. Tavlarios	53,237	$238,502

Column (g): Number of Shares or Units of Stock That Have Not Vested

Peter C. Georgiopoulos:  Includes the unvested portions of 1,081,379 restricted stock units granted on June 24, 2015, 20% of which vested on June 24, 2015, 20% of which vested on June 30, 2015, and 20% of which vested on December 1, 2016; the remaining unvested portions will vest in 20% installments on each of the next two anniversaries of December 1, 2016.  The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Leonard J. Vrondissis:  Includes the unvested portions of 207,958 restricted stock units granted on June 24, 2015, 20% of which vested on June 24, 2015, 20% of which vested on June 30, 2015, and 20% of which vested on December 1, 2016; the remaining unvested portions will vest in 20% installments on each of the next two anniversaries of December 1, 2016.  The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

John P. Tavlarios:  Includes the unvested portions of 133,093 restricted stock units granted on June 24, 2015, 20% of which vested on June 24, 2015, 20% of which vested on June 30, 2015, and 20% of which vested on December 1, 2016; the remaining unvested portions will vest in 20% installments on each of the next two anniversaries of December 1, 2016.  The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Column (h): Market Value of Shares or Units of Stock That Have Not Vested

The amounts shown in column (h) reflect the market value of unvested restricted stock unit awards based on the closing price of the Company’s common stock on December 30, 2016, which was $4.48 per share.

Non-Employee Director Compensation

For fiscal year 2016, each director of the Company, other than Mr. Georgiopoulos and Mr. Smith, received an annual fee of $60,000, a fee of $15,000 for an Audit Committee Chair assignment, $5,000 for an Audit Committee member assignment, $9,000 for a Compensation Committee Chair assignment, $3,000 for a Compensation Committee member assignment, $6,000 for a Nominating and Corporate Governance Committee Chair assignment, and $2,000 for a Nominating and Corporate Governance Committee member assignment, each of which was prorated for length of service in 2016.

On September 9, 2016, Messrs. Busch, Pierce and Schmitz, as members of the Board, were each granted RSUs with respect to 9,584 shares of our common stock in respect of their board service. Such amount represents a grant having a dollar value of $60,000 with an assumed value per share of $6.26 per shares, the closing price of our stock on September 8, 2016, with fractional shares rounded down. Such RSUs vest on the earlier of the date of the 2017 Gener8 Annual Meeting of Shareholders or September 16, 2017.

Gener8  reimburses its directors for all reasonable expenses incurred by them in connection with serving on their respective Board of Directors. The following table summarizes compensation earned by directors other than Mr. Georgiopoulos for the year ended December 31, 2016:

Name of Director (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	Total ($) (h)
Ethan Auerbach(3)	$63,000	—	$63,000
Nicolas Busch	$60,000	$60,000	$120,000
Dan Ilany(4)	$68,000	—	$68,000
Adam Pierce(5)	$64,328	$60,000	$124,328
Roger Schmitz	$67,000	$60,000	$127,000
Steven D. Smith(6)	—	—	—

(1) The amount indicated represents the total fees for service on the Company’s Board of Directors or its committees as set forth above.

(2) The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(3) In accordance with Mr. Auerbach’s instructions, all cash compensation for his service as a director for 2016 was paid to his former employer, BlueMountain Capital Management, LLC and/or its affiliates, and Mr. Auerbach agreed to waive all equity compensation for his service as a director for 2016.

(4) In accordance with Mr. Ilany’s instructions, all cash compensation for his service as a director for 2016 was paid to his employer, Avenue Capital Group and/or its affiliates, and Mr. Ilany agreed to waive all equity compensation for his service as a director for 2016.

(5) The amount in column (b) includes a pro rata portion of the fee for a Compensation Committee Chair assignment for Mr. Pierce’s service as chair between January 1, 2016 and June 24, 2016. In accordance with Mr. Pierce’s instructions, all cash and equity compensation for his service as a director for 2016 was paid or assigned to his employer, Oaktree Capital Management L.P. and/or its affiliates.

(6) Mr. Smith agreed to waive all cash and equity compensation for his service as a director for 2016.

For fiscal year 2017, the foregoing amounts of the annual fee for each director, fees for committee assignments and dollar value on which the non-employee director RSU grants are based will remain the same as in fiscal year 2016.

Equity Compensation Plan Information

The following table provides information about shares that may be issued under our Company’s stock option plan as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	664,272	—	2,251,927

(1) Excludes RSUs because they have no exercise price

REPORT OF THE AUDIT COMMITTEE

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

The role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors.  The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as provided under the applicable listing standards of the New York Stock Exchange.  The Audit Committee operates pursuant to a Charter that was adopted by the Board effective as of March 28, 2017.  As set forth in the Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements.  Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2016.  The Audit Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the overall quality of the Company’s financial reporting.  Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the financial statements with management.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as currently in effect.  Finally, the Audit Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect.  The Audit Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Audit Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Dan Ilany
Roger Schmitz
Steven D. Smith

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Gener8 Maritime’s voting common stock as of April 6, 2017 of:

•                  each person, group or entity known to Gener8 Maritime to beneficially own more than 5% of our stock;

•                  each of our directors;

•                  each of our named executives; and

•                  all of our directors and named executives as a group.

As of the Record Date, a total of 82,960,194 shares of common stock were outstanding and entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote.  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security.  A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock (as of April 1, 2017)

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (17)
Certain funds managed by Oaktree(1)	13,062,118	15.7%
BlueMountain Capital Management, LLC(2)	7,842,904	9.5%
Certain funds managed by Avenue Capital Group(3)	7,212,814	8.7%
Certain funds affiliated with Aurora(4)	6,264,594	7.6%
BlackRock, Inc.(5)	7,968,633	9.6%
Executive Officers and Directors:(6)
Peter C. Georgiopoulos(7)	1,648,827	2.0%
Leonard J. Vrondissis(8)	84,040	*
John P. Tavlarios(9)	50,333	*
Milton H. Gonzales, Jr(10)	31,458	*
Sean Bradley(11)	31,458	*
Ethan Auerbach(12)	3,228,512	3.9%
Nicolas Busch(13)	9,584	*
Dan Ilany(14)	—	—
Adam Pierce(15)	9,584	*
Roger Schmitz(16)	9,584	*
Steven D. Smith(4)	6,264,594	7.6%
All Directors and named executives as a group (11 persons)	11,367,974	13.7%

*                                         Less than 1% of the outstanding shares of common stock.

(1)                                 Includes 9,584 shares which may be issuable in settlement of restricted stock units granted to Adam Pierce on September 9, 2016.  Based on the Form 4 filed by Oaktree Capital Group Holdings GP, LLC, dated as of September 13, 2016, Mr. Pierce holds these restricted stock units for the benefit of OCM FIE, LLC (“FIE”). Pursuant to the policies of the reporting persons, Mr. Pierce must hold the shares on behalf of and for the benefit of FIE and is assigning all economic, pecuniary and voting rights to FIE.  The reporting persons disclaim beneficial ownership of these securities except to the extent of any indirect pecuniary interest therein.

Based on the Schedule 13G filed by Oaktree Capital Management, L.P., dated as of February 6, 2017, the shares listed consist of 11,923,244 shares held directly by OCM Marine Holdings TP, L.P. (“OCM Marine”) and 1,129,290 shares held directly by Opps Marine Holdings TP, L.P. (“Opps Marine”).

The Schedule 13G reports that OCM Marine, OCM Marine GP CTB, Ltd., Oaktree Principal Fund V, L.P., Oaktree Principal Fund V GP, L.P., Oaktree Principal Fund V GP Ltd., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC and Oaktree Capital Group Holdings GP, LLC each have sole voting and dispositive power with respect to, and thus may be deemed to indirectly beneficially own, the shares held directly by OCM Marine.

The Schedule 13G reports that Opps Marine, Oaktree Fund GP Ltd., Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC and Oaktree Capital Group Holdings GP, LLC each has sole voting and dispositive power with respect to, and thus may be deemed to indirectly beneficially own, the shares held directly by Opps Marine.

The address of these beneficial owners is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(2)                                 Based on the Form 3 filed by BlueMountain Capital Management, LLC, dated as of July 24, 2015, the shares listed consist of 405,334 shares held directly by BlueMountain Kicking Horse Fund L.P.; 1,179,786 shares held directly by BlueMountain Credit Opportunities Master Fund I L.P.; 1,589,135 shares held directly by BlueMountain Montenvers Master Fund SCA SICAV-SIF; 3,069,447 shares held directly by Blue Mountain Credit Alternatives Master Fund L.P.; 58,045 shares held directly by BlueMountain Distressed Master Fund L.P.; 101,020 shares held directly by BlueMountain Summit Trading L.P.; 332,991 shares held directly by BlueMountain Guadalupe Peak Fund L.P.; 928,882 shares held directly by BlueMountain Timberline Ltd; and 178,264 shares held directly by BlueMountain Strategic Credit Master Fund L.P. (collectively, the “BlueMountain Funds”).  Based on the Schedule 13D filed by BlueMountain Capital Management, LLC, dated as of June 24, 2015, BlueMountain Capital Management, LLC is the investment manager of each BlueMountain Fund, and has shared voting and dispositive power with respect to the 7,842,904 shares directly owned by the BlueMountain Funds.

We have been advised that the members of the investment committee of BlueMountain Capital Management, LLC exercise voting and dispositive power over the shares held by the BlueMountain Funds, and that the members of such investment committee are Andrew Feldstein, Derek Smith, Peter Greatrex, Bryce Marcus and David Zorub. We have been advised that each of the aforementioned members of the investment committee disclaim beneficial ownership of the shares owned of record by the BlueMountain Funds, except to the extent of his respective pecuniary interests therein.

The address of these beneficial owners is c/o BlueMountain Capital Management, LLC, 280 Park Avenue, 12th Floor, New York, NY 10017.

(3)                                 Based on the Schedule 13G filed by Avenue Capital Management II, L.P., dated as of February

12, 2016, consists of shares directly held by (a) Avenue Investments, L.P., Avenue COPPERS Opportunities Fund, L.P., Avenue US/Europe Distressed Segregated Portfolio, a segregated portfolio of Avenue EnTrust Customized Portfolio SPC, Avenue International Master, LP, Managed Accounts Master Fund Services — MAP 10, Avenue PPF Opportunities Fund, L.P., and Avenue Special Situations Fund VI (Master), L.P. (collectively, the “U.S. Avenue Funds”); and (b) Avenue Europe Opportunities Master Fund, L.P., Avenue-SLP European Opportunities Fund, L.P., Avenue Europe Special Situations Fund II (Euro), L.P., and Avenue Europe Special Situations Fund II (U.S.), (collectively, the “Europe Avenue Funds,” and together with the U.S. Avenue Funds, the “Avenue Funds”).

Avenue Capital Management II, L.P. (“Avenue Capital Management”) is an investment adviser to each of the U.S. Avenue Funds, and the Schedule 13G reports that Avenue Capital Management has shared voting and dispositive power as to the 4,810,325 shares held by such entities, representing 5.8% of our outstanding common stock. Avenue Europe International Management, L.P. (“Avenue Europe International”) is an investment adviser to each of the Europe Avenue Funds, which collectively own less than 5% of our outstanding common stock. Avenue Capital Group is comprised of four affiliated SEC registered investment advisers, including Avenue Capital Management and Avenue Europe International.

Avenue Capital Management II GenPar, LLC (“ACM GenPar”) is the general partner of Avenue Capital Management. Marc Lasry is a managing member of ACM GenPar. Avenue Europe International Management GenPar, LLC (“Avenue Europe GenPar”) is the general partner of Avenue Europe International. Mr. Lasry is a managing member of Avenue Europe GenPar. The Schedule 13G reports that Mr. Lasry is an indirect beneficial owner of the 7,212,814 shares directly held by the Avenue Funds by reason of his ability to direct the vote and/or disposition of such shares, and that his pecuniary interest in such shares is a fractional interest in such amount.

(4)                                 Based on the Schedule 13G filed by Gerald L. Parsky, dated as of October 26, 2015, the shares listed consist of 4,054,054 shares held directly by ARF II Maritime Holdings LLC (“ARF II MH”); 48,378 shares held directly by ARF II Maritime Equity Partners LP (“ARF II MEP”); and 2,162,162 shares held directly by ARF II Maritime Equity Co-Investors LLC (“ARF II ME CO”).

The Schedule 13G reports that (a) Aurora Resurgence Fund II L.P. and Aurora Resurgence Capital Partners II LLC each has sole voting and dispositive power with respect to, and thus may be deemed to beneficially own, the shares directly held by ARF II MH, (b) Aurora Resurgence Advisors II LLC has sole voting and dispositive power with respect to, and thus may be deemed to beneficially own, the shares directly held by ARF II MEP, and (c) Aurora Resurgence Advisors II LLC has sole voting and dispositive power with respect to, and thus may be deemed to beneficially own, the shares directly held by ARF II ME CO.

The Schedule 13G reports that Gerald L. Parsky and Steven D. Smith, who are the managing members of each of Aurora Resurgence Advisors II LLC and Aurora Resurgence Capital Partners II LLC have shared voting and dispositive power with respect to the shares directly held by ARF II MH, ARF II MEP, and ARF II ME CO, and are deemed to share beneficial ownership of these shares. The Schedule 13G reports that each of Gerald L. Parsky and Steven D. Smith disclaim beneficial ownership of any shares held by ARF II MH, ARF II MEP and ARF II ME CO.

The address of these beneficial owners is c/o Aurora Capital Group, 10877 Wilshire Blvd., Suite 2100, Los Angeles, CA 90024.

(5)                                 Based on a Schedule 13G filed by BlackRock, dated as of January 20, 2017, the shares listed consist of 7,968,633 shares held directly by BlackRock and its subsidiaries, of which such holders have sole voting power as to 7,891,304 shares and sole dispositive power as to 7,968,633 shares.

(6)                                 Unless otherwise indicated the business address of each beneficial owner identified is c/o Gener8 Maritime, Inc., 299 Park Avenue, Second Floor, New York, New York 10171.

(7)                                 Does not include 432,552 shares which may be issuable in settlement of restricted stock units granted on June 24, 2015. Includes 500,000 stock options granted on January 5, 2017.

(8)                                 Does not include 83,183 shares which may be issuable in settlement of restricted stock units granted on June 24, 2015. Includes 25,000 stock options granted on January 5, 2017.

(9)                                 Does not include 53,237 shares which may be issuable in settlement of restricted stock units granted on June 24, 2015.

(10)                          Does not include 33,237 shares which may be issuable in settlement of restricted stock units granted on June 24, 2015.

(11)                          Does not include 33,237 shares which may be issuable in settlement of restricted stock units granted on June 24, 2015.

(12)                          Ethan Auerbach is a Retired Partner and former Portfolio Manager at BlueMountain Capital Management, LLC. See note (2). Other than as disclosed below, Mr. Auerbach disclaims beneficial ownership of our common stock held by BlueMountain Capital Management, LLC and its investment entities.

Based on the Form 3 filed by Mr. Auerbach, dated as of June 24, 2015, the shares listed consist of 3,069,447 shares held directly by Blue Mountain Credit Alternatives Master Fund L.P.; 58,045 shares held directly by BlueMountain Distressed Master Fund L.P.; and 101,020 shares held directly by BlueMountain Summit Trading L.P.  The Form 3 reports that Mr. Auerbach may be deemed to have an indirect pecuniary interest in such shares through his proportionate ownership of certain limited partnership interests in such entities indirectly held by Mr. Auerbach.

(13)                          Includes 9,584 shares which may be issuable in settlement of restricted stock units granted to Mr. Busch on September 9, 2016.

Navig8 Limited holds 3,569,131 of our common shares. Nicolas Busch is a director and minority beneficial owner of Navig8 Limited. The address of Nicolas Busch is c/o Navig8 Europe Limited, 2nd Floor, Kinnaird House, 1 Pall Mall East, London SW1Y 5AU, United Kingdom.

(14)                          Dan Ilany is a Senior Vice President at Avenue Capital Group.  See note (3).  Mr. Ilany disclaims beneficial ownership of our common stock held by Avenue Capital Group, its funds and its managed accounts.  The address of Dan Ilany is c/o Avenue Capital Group, 399 Park Avenue, 6th Floor, New York, NY 10022.

(15)                          Includes 9,584 shares which may be issuable in settlement of restricted stock units granted to Mr. Pierce on September 9, 2016.

Adam Pierce a Managing Director of Oaktree Capital Management, L.P.  See note (1). Mr. Pierce disclaims beneficial ownership of our common stock held by Oaktree Capital Management, L.P., its related investment entities and any funds managed by it. The address of Adam Pierce is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(16)                          Includes 9,584 shares which may be issuable in settlement of restricted stock units granted to Mr. Schmitz on September 9, 2016.  The address of Mr. Schmitz is c/o Smith Cove Capital Management, 200 Greenwich Ave., 3rd Floor, Greenwich, CT 06830.

(17)                          Based on 82,960,194 shares outstanding as of April 1, 2017 plus the number of shares of common stock underlying equity securities of such beneficial owner which are exercisable or which become exercisable within 60 days of such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In this section, “Oaktree” refers to Oaktree Capital Management L.P. and/or one or more of its investment entities and the funds managed by it, “BlueMountain” refers to BlueMountain Capital Management, LLC and/or one or more of its investment entities, “BlackRock” refers to BlackRock, Inc. and/or one or more of its investment entities, “Aurora” refers to Aurora Resurgence Capital Partners II LLC, Aurora Resurgence Advisors II LLC and/or one or more of their investment entities or affiliates, “Avenue” refers to Avenue Capital Group and/or one or more of its funds or managed accounts, “Monarch” refers to Monarch Alternative Capital LP and/or one or more of its affiliates, and “Twin Haven” refers to Twin Haven Special Opportunities Fund IV, L.P. and/or one or more other investment entities of Twin Haven Capital Partners, LLC.

BlueMountain Note and Guarantee Agreement. On March 28, 2014, we and our wholly-owned subsidiary Gener8 Maritime Subsidiary V Inc. (formerly known as VLCC Acquisition I Corporation and referred to in this report as “Gener8 Maritime Sub V”) entered into a Note and Guarantee Agreement, which we refer to as the “Note and Guarantee Agreement,” with BlueMountain, whom we refer to as the “senior note purchasers”. Pursuant to the Note and Guarantee Agreement, we issued senior unsecured notes due 2020 on May 13, 2014 in the aggregate principal amount of $131.6 million to the senior note purchasers for proceeds of $125.0 million (before fees and expenses), after giving effect to the original issue discount provided for in the Note and Guarantee Agreement. We refer to these notes as the “senior notes.” One member of the Board is associated with or an employee of BlueMountain. In addition, based on information filed publicly with the SEC, BlueMountain owns greater than 5% of our outstanding common stock as of April 1, 2017.

As of December 31, 2016, the outstanding principal balance of the senior notes was $131.6 million, and the unamortized discount on the senior notes was $4.9 million, which we amortize as additional interest expense until March 28, 2020. Interest on the senior notes accrues at the rate of 11.0% per annum in the form of additional senior notes and the balloon repayment is due 2020, except that if we irrevocably elect to pay interest in cash for the remainder of the life of the senior notes, interest on the Senior Notes will thereafter accrue at the rate of 10.0% per annum. Interest expense, including amortization of the discount, amounted to $49.6 million (including $0.8 million amortization of the discount) during the year ended December 31, 2016.

2015 Merger Related Transactions

2015 Merger Agreement. On February 24, 2015, General Maritime Corporation (our former name), Gener8 Maritime Acquisition, Inc. (one of our wholly-owned subsidiaries), Navig8 Crude Tankers, Inc. and each of the equityholders’ representatives named therein entered into an Agreement and Plan of Merger. We refer to Gener8 Maritime Acquisition, Inc. as “Gener8 Acquisition,” to Navig8 Crude Tankers, Inc. as “Navig8 Crude” and to the Agreement and Plan of Merger as the “2015 merger agreement.” Pursuant to the 2015 merger agreement, Gener8 Acquisition merged with and into Navig8 Crude, with Navig8 Crude continuing as the surviving corporation and our wholly-owned subsidiary and being renamed Gener8 Maritime Subsidiary Inc. or “Gener8 Subsidiary.” We refer to the transactions contemplated under the 2015 merger agreement as the “2015 merger.” The 2015 merger closed on May 7, 2015. Navig8 Crude’s shareholders that were permitted to receive shares of our common stock pursuant to the Securities Act under the 2015 merger agreement received 0.8947 shares of our common stock for each common share of Navig8 Crude they owned immediately prior to the 2015 merger. Navig8 Crude’s shareholders that were not permitted to receive shares of our common stock pursuant to the Securities Act received cash in an amount equal to the number of shares of our common stock such shareholder would have received multiplied by $14.348.

At the closing of the 2015 merger, we deposited into an account maintained by the 2015 merger exchange and paying agent, in trust for the benefit of Navig8 Crude’s former shareholders, 31,233,170 shares of our common stock and $4.5 million in cash. The number of shares and amount of cash deposited into such account was calculated based on an assumption that the former holders of 1% of Navig8 Crude’s shares would not be permitted under the 2015 merger agreement to receive our shares as consideration and would receive cash instead. During the period from May 8, 2015 (post-merger) to December 31, 2015, all of these shares, 232,819 additional shares and $1.2 million in cash were issued to former shareholders of Navig8 Crude as merger consideration and $3.3 million of cash was returned to us from the trust account since the former holders of more than 99.0% of Navig8 Crude’s shares received our shares as consideration. Additionally, during the year ended December 31, 2016, 1,789 shares were issued to former shareholders of Navig8 Crude. As of December 31, 2016, $3.0 thousand of cash remained in the trust account, and we could be required to deposit into the 2015 merger exchange and paying agent account additional shares pursuant to the 2015 merger agreement having a value of this amount based on a share price of $14.348 per share.

Immediately following the consummation of the 2015 merger on May 7, 2015, our shareholders prior to the 2015 merger owned approximately 34.9 million, or 52.55%, and Navig8 Crude’s shareholders prior to the 2015 merger owned approximately 31.5 million, or 47.45% of the shares of our common stock, with Oaktree, BlueMountain, Avenue, Aurora, Monarch, BlackRock and Navig8 Limited and/or their respective affiliates each owning greater than 5% of our outstanding common stock, respectively, of our outstanding stock.

Prior to the consummation of the 2015 merger, three members of our Board were associated with or employees of Oaktree, one member of our Board was associated with or an employee of Aurora, one member of our Board was associated with or an employee of BlackRock and one member of our Board was associated with or an employee of BlueMountain. In addition, prior to the 2015 merger, one member of each board of General Maritime and Navig8 Crude was associated with or an employee of BlueMountain.

Adam Pierce, a current member of our Board, is an employee of or associated with Oaktree. Steven D. Smith, a current member of our Board, is associated with or an employee of Aurora. Ethan Auerbach, a current member of our Board, is associated with or an employee of BlueMountain. Dan Ilany, a current member of our Board, is associated with or an employee of Avenue. Roger Schmitz, a current member of our Board was formerly associated with or was an employee of Monarch.

Nicolas Busch, who is a member of our Board, is a director and minority beneficial owner of Navig8 Limited. Based on information publicly filed with the SEC, Navig8 Limited owns greater than 4% of our outstanding common stock as of April 1, 2017.

Until twenty four months following the anniversary of the closing of the 2015 merger, we are required, subject to a maximum amount of $75.0 million and a deductible of $5.0 million, to indemnify and defend General Maritime’s or Navig8 Crude’s shareholders immediately prior to the 2015 merger, in respect of certain losses arising from inaccuracies or breaches in the representations and warranties of, or the breach prior to the closing of the 2015 merger by, Navig8 Crude and General Maritime, respectively. Any amounts payable pursuant to such indemnification obligation shall be satisfied by the issuance of shares of our common stock with a fair market value equal to the amount of the indemnified loss and may result in dilution to certain shareholders.

2015 Option. Pursuant to the 2015 merger agreement, we agreed to convert any outstanding option to acquire Navig8 Crude common stock into an option to acquire the number of shares of our common stock equal to the product obtained by multiplying (i) the number of shares of Navig8 Crude common stock subject to such stock option immediately prior to the consummation of the 2015 merger by (ii) 0.8947, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in such stock option immediately prior to the 2015 merger by (B) 0.8947. Immediately prior to the consummation of the 2015 merger, there was one option to purchase 15,000 shares at $13.50 per share issued to L. Spencer Wells. Mr. Wells served as BlueMountain’s designee to the Navig8 Crude board of directors until the consummation of the 2015 merger. This option, which we referred to as the “2015 option” was converted into an option to purchase 13,420 of our common shares at an exercise price of $15.088 per share. We also agreed to treat the 2015 option as exercisable through July 8, 2017. See above for more information regarding the relationship between BlueMountain and us.

2015 Shareholders Agreement. In connection with the consummation of the merger agreement we entered into a shareholders agreement with certain of our shareholders, including the 2015 commitment parties who hold at least 5% of our outstanding shares, including Aurora, Avenue, BlackRock, BlueMountain, Monarch and Oaktree. We refer to this agreement as the “2015 shareholders agreement.”

As of the date of this proxy statement, all of the Class II and Class III members of our Board of Directors were originally elected pursuant to the terms of the 2015 shareholders agreement. See above for more information regarding the relationship between Avenue, BlueMountain, Monarch, Oaktree, BlackRock and us.

2015 Registration Rights Agreement. In connection with the consummation of the 2015 merger, we entered into the Second Amended and Restated Registration Agreement, with certain of our shareholders, including Aurora, Avenue, BlackRock, BlueMountain, Monarch, Oaktree and Twin Haven. Navig8 Limited subsequently signed a joinder to this agreement. We refer to this agreement, as amended, as the “2015 registration rights agreement,” and to Aurora, Avenue, BlackRock, BlueMountain, Monarch, Navig8 Limited, Oaktree, and Twin Haven as the “2015 principal shareholders.” See above for more information regarding the relationship between Aurora, Avenue, BlackRock, BlueMountain, Monarch, Oaktree and Twin Haven and us.

The 2015 registration rights agreement provides that, any time following the consummation of an initial public offering by us and from time to time, the 2015 principal shareholders will be entitled to demand a certain number of long-form registrations and short-form registrations of all or part of their registrable securities. Demand registrations may be requested by the 2015 principal shareholders holding five million shares (as adjusted for any stock dividends, stock splits, combinations and reorganizations and similar events) of registrable securities. No registration statement is required to be filed within 180 days of the final prospectus used in an initial public offering.

We are not required to effectuate demands for any long-form or short-form registration unless the expected gross proceeds from the registration are $60.0 million or more. We are not required to effectuate more than eight demand registrations in total and no more than two in any calendar year, and are not required to effectuate any demand registrations following the fifth anniversary of the 2015 registration rights agreement, although the 2015 principal shareholders may request an unlimited number of non-underwritten shelf takedowns. The 2015 registration rights agreement requires us to provide certain piggyback registration rights to certain holders of registrable securities. Under the 2015 registration rights agreement, each holder of registrable securities is required to agree to certain customary “lock-up” agreements in connection with underwritten public offerings.

Related Party Transactions of Navig8 Group

Navig8 Group consists of Navig8 Limited and all of its subsidiaries including, without limitation, Navig8 Shipmanagement Pte Ltd., Navig8 Asia Pte Ltd, VL8 Management Inc., Navig8 Inc., VL8 Pool Inc., V8 Pool Inc. and Integr8 Fuels, Inc. Nicolas Busch, a member of our Board, is a director and minority beneficial owner of Navig8 Limited. Based on information publicly filed with the SEC, Navig8 Limited owns greater than 4% of our outstanding common stock as of April 1, 2017. In connection with the 2015 merger, we acquired Navig8 Crude, which at the time of the merger was an affiliate of Navig8 Limited and was a party to 14 VLCC shipbuilding contracts.

During the year ended December 31, 2015, we transitioned the majority of our vessels to the Navig8 commercial crude tanker pools. As of December 31, 2016, we employed all of our VLCC, Suezmax and Aframax vessels in Navig8 Group commercial crude tanker pools, including the VL8 Pool, the Suez8 Pool and the V8 Pool. Our newbuilding and VLCC, Suezmax and Aframax owning subsidiaries have entered into pool agreements regarding the deployment of our vessels into the VL8 Pool, the Suez8 Pool and V8 Pool, respectively. VL8 Pool Inc. acts as the time charterer of the pool vessels in the VL8 Pool, and V8 Pool Inc. acts as the time charterer of the pool vessels in the Suez8 Pool and the V8 Pool, and in each case will enter the pool vessels into employment contracts such as voyage charters. VL8 Pool Inc. and V8 Pool Inc. allocate the revenue of VL8 Pool, Suez8 Pool and V8 Pool vessels, as applicable, between all the pool participants based on pool results and a pre-determined allocation method, as more fully described below. We refer to the VL8 Pool, the Suez8 Pool and the V8 Pool as the “Navig8 pools.” During the year ended December 31, 2016, we earned net pool distributions of $368.9 million (which is comprised of $239.0 million from VL8 Pool, $103.5 million from Suez8 Pool and $26.4 million from V8 Pool) from Navig8 pools.

VL8 Pool Agreements. Pursuant to pool agreements our VLCC vessel and newbuilding owning subsidiaries have entered into with VL8 Pool Inc., a subsidiary of Navig8 Limited and the pool operator of the VL8 Pool, VL8 Pool Inc. divides the revenue of vessels operating in the VL8 Pool between all the pool participants. These pool agreements were originally entered into by the 14 newbuilding-owning subsidiaries we acquired in the 2015 merger. Since then, each of our VLCC newbuilding or vessel owning subsidiaries, including subsidiaries into which vessels are expected to be delivered, have entered into a pool agreement with VL8 Pool Inc. Revenues are shared according to a distribution key based on vessel characteristics allocated to each pool vessel with the aim of reflecting the relative earning potential of each pool vessel compared with other pool vessels. The VL8 Pool’s legal entity is VL8 Pool Inc. Commercial management for the VL8 Pool is carried out by VL8 Management Inc. In its role as the VL8 Pool pool operator, VL8 Pool Inc. acts as the time charterer of the vessels in the VL8 Pool and enters these vessels into employment contracts such as voyage charters. VL8 Pool Inc., as time charterer, is responsible for the commercial employment and operation of pool vessels for charters of up to seven months’ duration. These pool agreements contain various provisions which allow VL8 Pool Inc. to terminate the pool agreements upon the occurrence of certain events of default. The agreements also have a risk of mutualisation of liabilities amongst the pool participants under the pool arrangements.

Pursuant to these pool agreements, VL8 Pool Inc. enters into time charters with each of the pool participants and such time charters form part of the pool agreements. The hire payable under and term of each of the time charters is linked to the pool distribution amounts payable under and the participation period of a pool vessel under the pool agreements. Further, the time charters by and between VL8 Pool Inc. and our VLCC vessel and newbuilding owning subsidiaries contain provisions that may adversely affect or restrict our business, including the following: (a) we are subject to continuing seaworthiness and maintenance obligations; (b) VL8 Pool Inc. may put a pool vessel off hire or cancel a charter if the relevant vessel owning subsidiary fails to produce certain documentation within 30 days of demand; (c) VL8 Pool Inc. may put a pool vessel off hire for any delays caused by the vessel’s flag or the nationality of her crew; (d) VL8 Pool Inc. has extensive rights to place the vessel off hire and to terminate and redeliver the vessel without penalty in connection with any shortfall in oil majors’ approvals or SIRE discharge reports; (e) VL8 Pool Inc. has the right to call for remedy of any breach of representation or warranty within 30 days failing which the vessel may be put off hire; and (f) after 10 days off hire the charter may then be terminated by the charterers. The pool agreements, together with the time charters, provide that each pool vessel shall remain in the VL8 Pool for a minimum period of one year from delivery of the vessel into the pool. Each of VL8 Pool Inc. and the vessel owning subsidiary is entitled to terminate the pool agreement and the time charter by giving ninety (90) days’ notice in writing to the other (plus or minus 30 days at the option of VL8 Pool Inc.) at any time after the expiration of the initial nine month period such pool vessel is in the pool (which may be reduced at the discretion of VL8 Pool Inc. if there is a firm sale to a third party) but a pool vessel may not be withdrawn until it has fulfilled its contractual obligations to third parties. VL8 Pool Inc. incurs a commercial management fee charged by a related party equal to 1.25% of all hire revenues which is deducted from distribution to pool participants. Pursuant to the pool agreements, we are required to pay an administrative fee of $325 per day per vessel.

These pool agreements contain provisions that may adversely affect or restrict our business, including the following: (a) if VL8 Pool Inc. suffers a loss in connection with the pool agreements, it may set off the amount of such loss against the distributions that were to be made to the relevant vessel-owning subsidiary or any working capital repayable pursuant to the agreement; (b) we are currently required to provide working capital of $1.0 million to VL8 Pool Inc. upon delivery of the vessel into the pool, which is repayable on the vessel leaving the pool, as well as fund cash calls to be paid within 10 days of recommendation by the Pool Committee (consisting of representatives from VL8 Pool Inc. and each pool participant); (c) each pool vessel is obligated to remain on hire for 90 days after seizure by pirates but will thereafter be off hire until again available to VL8 Pool Inc.; and (d) VL8 Pool Inc. has the right to terminate the vessel’s participation in the pool under a wide range of circumstances, including but not limited to (i) the pool vessel is off hire for more than 30 days in a six month period, (ii) the pool vessel is, in the reasonable opinion of VL8 Pool Inc., untradeable to a significant proportion of oil majors for any reason, (iii) insolvency of the relevant vessel-owning subsidiary, (iv) the relevant vessel-owning subsidiary is in breach of the agreement and VL8 Pool Inc., in its reasonable opinion, considers the breach to warrant a cancellation of the agreement or (v) if any relevant vessel-owning subsidiary or an affiliate becomes a sanctioned person.

Suez8 Pool Agreements. Pursuant to pool agreements entered into by and between V8 Pool Inc., a subsidiary of Navig8 Limited, and the ship-owning subsidiaries of our Suezmax vessels, V8 Pool Inc. divides the revenue of vessels operating in the Suez8 Pool between all the pool participants. Revenues are shared according to a distribution key based on vessel characteristics allocated to each pool vessel with the aim of reflecting the relative earning potential of each pool vessel compared with other pool vessels. The Suez8 Pool’s legal entity is V8 Pool Inc., and the commercial management is carried out by Navig8 Asia Pte. Ltd. In its role as the Suez8 Pool pool operator, V8 Pool Inc. acts as the time charterer of the vessels in the Suez8 Pool and enters these vessels into employment contracts such as voyage charters. V8 Pool Inc., as time charterer, is responsible for the commercial employment and operation of pool vessels for charters of up to seven months’ duration. These pool agreements contain various provisions which allow V8 Pool Inc. to terminate the pool agreements upon the occurrence of certain events of default. The agreements also have a risk of mutualisation of liabilities amongst the pool participants under the pool arrangements.

Pursuant to these pool agreements, V8 Pool Inc. enters into time charters with each of the pool participants and such time charters form part of the pool agreements. The hire payable under and term of each of the time charters is linked to the pool distribution amounts payable under and the participation period of a pool vessel under the pool agreements. Further, the time charters by and between V8 Pool Inc. and our Suezmax vessel-owning subsidiaries contain provisions that may adversely affect or restrict our business, including the following: (a) we are subject to continuing seaworthiness and maintenance obligations; (b) V8 Pool Inc. may put a pool vessel off hire or cancel a charter if the relevant vessel owning subsidiary fails to produce certain documentation within 30 days of demand; (c) V8 Pool Inc. may put a pool vessel off hire for any delays caused by the vessel’s flag or the nationality of her crew; (d) V8 Pool Inc. has extensive rights to place the vessel off hire and to terminate and redeliver the vessel without penalty in connection with any shortfall in oil majors’ approvals or SIRE discharge reports; and (e) V8 Pool Inc. has the right to call for remedy of any breach of representation or warranty within 30 days failing which the vessel may be put off hire and after 10 days off hire, the charter may then be terminated by the charterers. The pool agreements, together with the time charters, provide that each pool vessel shall remain in the Suez8 Pool for a minimum period of one year from delivery of the vessel into the pool. Each of V8 Pool Inc. and the vessel owning subsidiary is entitled to terminate the pool agreement and the time charter by giving 90 days’ notice in writing to the other (plus or minus 30 days at the option of V8 Pool Inc.) at any time after the expiration of the initial nine month period such pool vessel is in the pool (which may be reduced at the discretion of V8 Pool Inc. if there is a firm sale to a third party or if otherwise agreed to with V8 Pool Inc.) but a pool vessel may not be withdrawn until it has fulfilled its contractual obligations to third parties. V8 Pool Inc. incurs a commercial management fee charged by a related party equal to 1.25% of all hire revenues which is deducted from distribution to pool participants. Pursuant to the pool agreements, we are required to pay an administrative fee of $325 per day per vessel.

These pool agreements contain provisions that may adversely affect or restrict our business, including the following: (a) if V8 Pool Inc. suffers a loss in connection with the pool agreements, it may set off the amount of such loss against the distributions that were to be made to the relevant vessel-owning subsidiary or any working capital repayable pursuant to the agreement; (b) we would be required to provide working capital of $0.9 million to V8 Pool Inc. upon delivery of the vessel into the pool, which is repayable on the vessel leaving the pool, as well as fund cash calls to be paid within 10 days of recommendation by the Pool Committee (consisting of representatives from V8 Pool Inc. and each pool participant); (c) each pool vessel is obligated to remain on hire for 90 days after seizure by pirates but will thereafter be off hire until again available to V8 Pool Inc.; and (d) V8 Pool Inc. has the right to terminate the vessel’s participation in the pool under a wide range of circumstances, including but not limited to (i) the pool vessel is off hire for more than 30 days in a six month period, (ii) the pool vessel is, in the reasonable opinion of V8 Pool Inc., untradeable to a significant proportion of oil majors for any reason, (iii) insolvency of the relevant vessel-owning subsidiary, (iv) the relevant vessel-owning subsidiary is in breach of the agreement and V8 Pool Inc., in its reasonable opinion, considers the breach to warrant a cancellation of the agreement or (v) if any relevant vessel-owning subsidiary or an affiliate becomes a sanctioned person.

V8 Pool Agreements. Pursuant to pool agreements entered into by and between V8 Pool Inc. and the ship-owning subsidiaries of our Aframax vessels, V8 Pool Inc. divides the revenue of vessels operating in the V8 Pool between all the pool participants. Revenues are intended to be shared according to a distribution key based on vessel characteristics allocated to each pool vessel with the aim of reflecting the relative earning potential of each pool vessel compared with other pool vessels. The V8 Pool’s legal entity is V8 Pool Inc., and the commercial management is carried out by Navig8 Asia Pte. Ltd. V8 Pool Inc. acts as the time charterer of the pool vessels and enters the pool vessels into employment contracts such as voyage charters. In its role as the VL8 Pool pool operator, V8 Pool Inc. acts as the time charterer of the vessels in the V8 Pool and enters these vessels into employment contracts such as voyage charters. V8 Pool Inc., as time charterer, is responsible for the commercial employment and operation of pool vessels for charters of up to seven months’ duration. These pool agreements contain various provisions which allow V8 Pool Inc. to terminate the pool agreements upon the occurrence of certain events of default. The agreements also have a risk of mutualisation of liabilities amongst the pool participants under the pool arrangements.

Pursuant to these pool agreements, V8 Pool Inc. enters into time charters with each of the pool participants and such time charters form part of the pool agreements. The hire payable under and term of each of the time charters is linked to the pool distribution amounts payable under and the participation period of a pool vessel under the pool agreements. Further, the time charters by and between V8 Pool Inc. and our Aframax vessel-owning subsidiaries contain provisions that may adversely affect or restrict our business, including the following: (a) the relevant vessel-owning subsidiary is subject to continuing seaworthiness and maintenance obligations; (b) V8 Pool Inc. may put a pool vessel off hire or cancel a charter if the relevant vessel owning subsidiary fails to produce certain documentation within 30 days of demand; (c) V8 Pool Inc. may put a pool vessel off hire for any delays caused by the vessel’s flag or the nationality of her crew; (d) V8 Pool Inc. has extensive rights to place the vessel off hire and to terminate and redeliver the vessel without penalty in connection with any shortfall in oil majors’ approvals or SIRE discharge reports; and (e) V8 Pool Inc. has the right to call for remedy of any breach of representation or warranty within 30 days failing which the vessel may be put off hire and after 10 days off hire, the charter may then be terminated by the charterers. The pool agreements, together with the time charters, provide that each pool vessel shall remain in the V8 Pool for a minimum period of one year from delivery of the vessel into the pool. Each of V8 Pool Inc. and the vessel owning subsidiary is entitled to terminate the pool agreement and the time charter by giving 90 days’ notice in writing to the other (plus or minus 30 days at the option of V8 Pool Inc.) at any time after the expiration of an initial nine month period such pool vessel is in the pool (which may be reduced at the discretion of V8 Pool Inc. if there is a firm sale to a third party) but a pool vessel may not be withdrawn until it has fulfilled its contractual obligations to third parties. V8 Pool Inc. incurs a commercial management fee charged by a related party equal to 2.0% of all hire revenues which is deducted from distribution to pool participants. Pursuant to the pool agreements, we are required to pay an administrative fee of $250 per day per vessel.

These pool agreements contain provisions that may adversely affect or restrict our business, including the following: (a) if V8 Pool Inc. suffers a loss in connection with the pool agreements, it may set off the amount of such loss against the distributions that were to be made to the relevant vessel-owning subsidiary or any working capital repayable pursuant to the agreement; (b) we would be required to provide working capital of $0.7 million to V8 Pool Inc. upon delivery of the vessel into the pool, which is repayable on the vessel leaving the pool, as well as fund cash calls to be paid within 10 days of recommendation by the Pool Committee (consisting of representatives from V8 Pool Inc. and each pool participant); (c) each pool vessel is obligated to remain on hire for 90 days after seizure by pirates but will thereafter be off hire until again available to V8 Pool Inc.; and (d) V8 Pool Inc. has the right to terminate the vessel’s participation in the pool under a wide range of circumstances, including but not limited to (i) the pool vessel is off hire for more than 30 days in a six month period, (ii) the pool vessel is, in the reasonable opinion of V8 Pool Inc., untradeable to a significant proportion of oil majors for any reason,

(iii) insolvency of the relevant vessel-owning subsidiary, (iv) the relevant vessel-owning subsidiary is in breach of the agreement and V8 Pool Inc., in its reasonable opinion, considers the breach to warrant a cancellation of the agreement or (v) if any relevant vessel-owning subsidiary or an affiliate becomes a sanctioned person.

Navig8 Supervision Agreements. Gener8 Subsidiary has entered into supervision agreements with Navig8 Shipmanagement Pte Ltd., or “Navig8 Shipmanagement,” a subsidiary of Navig8 Limited, with regards to the 2015 acquired VLCC newbuildings whereby Navig8 Shipmanagement agreed to provide advice and supervision services for the construction of the newbuilding vessels. These services also include project management, plan approval, supervising construction, fabrication and commissioning and vessel delivery services. In accordance with the supervision agreements, Gener8 Subsidiary has agreed to pay Navig8 Shipmanagement a total fee of $0.5 million per vessel for each 2015 acquired VLCC newbuilding. The agreements do not contain the ability to terminate early and, as such, the agreements would be effective until full performance or a termination by default. Under the supervision agreements, the liability of Navig8 Shipmanagement is limited to acts of negligence, gross negligence or willful misconduct and is subject to a cap of $0.3 million per vessel, which is less than the fee payable per vessel. The supervision agreements also contain an indemnity in favor of Navig8 Shipmanagement and its employees and agents. During the year ended December 31, 2016, we recorded supervision fees of $2.9 million. As of December 31, 2016, $1.3 million remained outstanding.

Corporate Administration Agreement. Gener8 Subsidiary is party to a corporate administration agreement with Navig8 Asia, whereby Navig8 Asia agreed to provide certain administrative services for Gener8 Subsidiary. In accordance with the corporate administration agreement, Gener8 Subsidiary agreed to pay Navig8 Asia a fee of $250 per vessel or newbuilding owned by Gener8 Subsidiary per day. The corporate administration agreement terminates when all 14 vessels relating to the 2015 acquired VLCC newbuildings have been disposed of by Gener8 Subsidiary. During the year ended December 31, 2016 and 2015, Navig8 Asia billed us a total of $1.3 million for corporate administration fees. A payable balance of $0.1 million remained outstanding as of December 31, 2016.

Nave Quasar Time Charter. On January 15, 2014, Navig8 Crude, (renamed Gener8 Subsidiary) entered into a time charter party with Navig8 Inc., or “N8I,” a subsidiary of Navig8 Limited, relating to the Nave Quasar for a charter period of twelve or twenty-four months. In March 2016, this time charter expired and we re-delivered the Nave Quasar to the owner.

Other Related Party Transactions

During the year ended December 31, 2016, we incurred office expenses totaling approximately $7 thousand on behalf of Peter C. Georgiopoulos, the Chairman of our Board and Chief Executive Officer. As of December 31, 2016, a balance due from Mr. Georgiopoulos of approximately $4 thousand remained outstanding.

We incurred certain business, travel, and entertainment costs totaling $0.1 million, during the year ended December 31, 2016, on behalf of Genco Shipping & Trading Limited (“Genco”), an owner and operator of dry bulk vessels. Mr. Georgiopoulos was chairman of Genco’s board of directors until October 2016. As of December 31, 2016, no balance remained outstanding for these costs. On October 13, 2016, Mr. Georgiopoulos resigned as chairman of the board of directors and a director of Genco.

Aegean Marine supplied bunkers and lubricating oils to our vessels aggregating $5.2 million during the year ended December 31, 2016. As of December 31, 2016, a balance of $1.0 million remained outstanding. Mr. Georgiopoulos is the chairman of Aegean Marine’s board of directors, and John Tavlarios, our Chief Operating Officer is on the board of directors of Aegean Marine. In addition, we provided office space to Aegean Marine and Aegean Marine incurred rent and other expenses in its New York office during the year ended December 31, 2016 for $0.2 million. As of December 31, 2016, no balance was outstanding.

We provided office space to Chemical Transportation Group, Inc. (“Chemical”), an owner and operator of chemical vessels for $72 thousand during the year ended December 31, 2016. Mr.

Georgiopoulos is chairman of Chemical’s board of directors. As of December 31, 2016, a balance of $0.1 thousand remained outstanding.

Review and Approval of Transactions with Related Persons

On June 24, 2015, our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of our outstanding stock and immediate family members of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected the firm of Deloitte & Touche LLP as the Company’s independent auditors to audit the financial statements of Gener8 Maritime for the fiscal year ending December 31, 2017 and recommends that shareholders vote for ratification of this appointment.  The Company engaged Deloitte & Touche LLP (“Deloitte & Touche”) as its independent auditors for the year ended December 31, 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.  The affirmative vote of a majority of votes cast at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection of auditors.  Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Gener8 Maritime and its shareholders.

The 2016 Audit Committee has determined that the provision of the services covered under the heading below is compatible with maintaining Deloitte & Touche’s independence for purposes of acting as Gener8 Maritime’s independent auditor.

Fees to Independent Auditors for Fiscal 2016 and 2015

The following table presents fees for professional services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for fiscal 2016 and fiscal 2015 and fees billed and unbilled for audit-related services, tax services and all other services rendered by Deloitte & Touche for fiscal 2016 and fiscal 2015.

Type of Fees	2016	2015

Audit Fees	$630,000	$685,000
Audit-Related Fees	113,040	1,020,520
Tax Fees	4,320	3,600
Total	$747,360	$1,709,120

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services provided in 2016 associated with assistance in responding to a comment letter from the Securities and Exchange Commission and the filing of a registration statement on Form S-3, services provided in 2016 and 2015 associated with a statutory audit of a foreign subsidiary, and services provided in 2015 associated with the initial public offering of our common stock; and “tax fees” are fees for tax compliance, tax advice and tax planning and include services associated with a foreign subsidiary in 2016 and 2015.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor. The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories: audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original preapproval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENER8 MARITIME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2018 Annual Meeting of Shareholders must be received by Gener8 Maritime at its offices in New York, New York, addressed to the Secretary, not later than December 7, 2017, if the proposal is submitted for inclusion in Gener8 Maritime’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than November 17, 2017 and not later than December 17, 2017, if the proposal is submitted pursuant to Gener8 Maritime’s By-Laws.  Such proposals must comply with Gener8 Maritime’s By-Laws and the requirements of Regulation 14A of the Exchange Act.

In addition, Rule 14a-4 of the Exchange Act governs Gener8 Maritime’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement.  With respect to Gener8 Maritime’s 2018 Annual Meeting of Shareholders, if Gener8 Maritime is not provided notice of a shareholder proposal on or after November 17, 2017, but not later than December 17, 2017, Gener8 Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to the Company’s officers, directors, and greater than ten percent beneficial owners were complied with.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (without the exhibits attached thereto), to any person who is a holder of the Company’s common shares on the Record Date.  Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held the Company’s common shares on the Record Date and should be submitted to Leonard J. Vrondissis, Secretary of Gener8 Maritime, Inc., at 299 Park Avenue, Second Floor, New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2014, 2015 and 2016, the Company did not make any contributions in any single year, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting.  If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

Leonard J. Vrondissis
Chief Financial Officer, Executive Vice President, and Secretary

New York, New York

April 6, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 15, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GENER8 MARITIME, INC. 299 PARK AVENUE, 2ND FLOOR NEW YORK, NY 10171 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Gener8 Maritime, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 15, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Class II Directors Nominees 01 Roger Schmitz 02 Steven D. Smith The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of Deloitte & Touche LLP as Independent Auditors of Gener8 Maritime, Inc. for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000325630_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Company's Notice and Proxy Statement for the 2017 Annual Meeting of Shareholders and its 2016 Annual Report to Shareholders are available at www.proxyvote.com. GENER8 MARITIME, INC. Annual Meeting of Shareholders May 16, 2017 11:00 AM EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Peter C. Georgiopoulos and Leonard J. Vrondissis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gener8 Maritime, Inc. that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 16, 2017, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting. The shareholder(s) hereby revoke(s) any proxies submitted previously. This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy card will be voted for the election of all nominees under Proposal 1, for Proposal 2 and in the discretion of the proxies with respect to such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000325630_2 R1.0.1.15